Exhibit 10.1

October 7, 2004

Susan M. Ivey

Re:      Special Severance Benefits and Change of Control Protections

     As consideration for your entering into the Non-Competition, Non-Disclosure of Confidential Information and Commitment to Provide Assistance Agreement, attached hereto and made a part of this document, you shall be eligible for special severance and certain change of control protections from Reynolds American Inc. (the “Company”), the terms and conditions of which are set forth below.

1.	Special Severance Benefits.

(a)	If, during the course of your employment with the Company or one of its affiliates, your employment is involuntarily terminated for any reason other than Cause (as defined in the Reynolds American Inc. Long Term Incentive Plan (LTIP)) you will receive three years’ pay (defined as base pay and target bonus at the time of the termination of your employment), payable over three years, and full employee benefits coverage for three years, and if you participate in an executive perquisite plan at the time of your termination of employment, coverage under the executive perquisite plan according to its terms and conditions for three years. These special severance benefits replace any compensation or benefits under the Reynolds American Inc. Salary and Benefits Continuation Program (the “SBC”). It is intended that you will not receive any less pay or benefits than the SBC obligation would provide, and the rules that determine eligibility for payment under the SBC apply to this program.

(b)	Involuntary termination of your employment without Cause shall be deemed to have occurred if you voluntarily terminate your employment after the occurrence of one or more of the following events: (i) the total amount of your base salary and targeted awards under the LTIP and the Company’s Annual Incentive Award Plan (the “AIAP”), or successor plans, is at any time reduced by more than 20% without your consent; provided, however, that nothing herein shall be construed to guarantee your target award if performance is below target, or, (ii) your responsibilities are substantially reduced in importance without your consent, or (iii) you are at any time required as a condition of continued employment to become based at any office or location more than the minimum number of miles required by the Internal Revenue Service for you to claim a moving expense deduction, from your then current place of employment without your consent, except for travel reasonably required in the performance of your responsibilities. Unless you provide written notification of your non-consent to any of the events described in (i), (ii) or (iii) above within 90 days after the occurrence of any such event, you shall be deemed to have consented to the occurrence of such event or events and no deemed involuntary termination shall occur. If you provide written notice of your non-consent to any of the events described in (i), (ii) or (iii) above within 90 days after the occurrence of any such events, your employment by the Company or one of its affiliates shall be deemed to have been involuntarily terminated 90 days after receipt of such written notice by the Company or one of its affiliates.

(c)	For the purpose of calculating benefits under the Company’s non-qualified defined benefit pension plans, you will be deemed to be paid throughout the three-year special severance pay period at a rate equal to your base pay and target bonus immediately prior to the involuntary termination of your employment. For purposes of life insurance and disability, benefits will be based on your base pay in effect immediately prior to the involuntary termination of your employment.

2.	Change of Control. In the event of a Change of Control of the Company (as such Change of Control is defined in the LTIP), or any succession plan, the following shall occur:

(a)	The Company shall hold you harmless from any golden parachute tax imposed by any federal, state or local taxing authority as a result of any payments made by the Company or any of its affiliates. In the event that it is determined that any payment or distribution by the Company or any of its affiliates to or for you (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then you shall be entitled to receive from the Company or any of its affiliates an additional payment (an “Excise Tax Adjustment Payment”) in an amount such that after payment by you of all applicable federal, state and local taxes (computed at the maximum marginal rates and including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Excise Tax Adjustment Payment, you retain an amount of the Excise Tax Adjustment Payment equal to the Excise Tax imposed upon the Payments. You agree to cooperate fully with the Company and its affiliates in any protester appeal by the Company or any of its affiliates in the event of the imposition of any golden parachute tax.

(b)	If your employment is terminated without Cause following such Change of Control, the Company or any of its affiliates shall pay to you as incurred all legal and accounting fees and expenses incurred by you as a result of such termination (including all such fees and expenses, if any, in seeking to obtain or enforce any right or benefit provided by any compensation-related plan, agreement or arrangement of the Company or any of its affiliates), unless your claim is found by an arbitral tribunal of competent jurisdiction to have been frivolous.

(c)	During the 24-month period following a Change of Control, you shall be entitled to terminate your employment for Good Reason and receive the severance benefits set forth in Section 1 of this agreement as if you had been involuntarily terminated by the Company or any of its affiliates without Cause. For purposes of this agreement, “Good Reason” shall mean, without your express written consent, any of the following events occurring after a Change of Control:

(i)	a material reduction in your duties, a material diminution in your position or a material adverse change in your reporting relationship from those in effect immediately prior to the Change of Control;

(ii)	a reduction in your pay grade or bonus opportunity as in effect immediately prior to the Change of Control or as the same may thereafter be increased from time to time during the term of this agreement;

(iii)	the failure to continue in effect any compensation plan in which you participate at the time of the Change of Control, including but not limited to the Company’s LTIP and AIAP, or any substitute plans adopted prior to the Change of Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan providing you with substantially similar benefits) has been made with respect to such plan in connection with the Change of Control, or the failure to continue your participation therein on substantially the same basis, both in terms of the amount of benefits provided and the level of your participation relative to other participants, as existed at the time of the Change of Control;

(iv)	the taking of any action which would directly or indirectly materially reduce any of the benefits to be provided to you under the retirement or savings plans of the Company or any of its affiliates (unless such reduction is required by law) or deprive you of any material fringe benefit enjoyed by you at the time of the Change of Control, or the failure to provide you with the number of paid vacation days to which you are entitled on the basis of your employer’s practice with respect to you as in effect at the time of the Change of Control;

(v)	any material breach by the Company or its affiliates of any provision of this agreement or any other of your contractual arrangements with the Company or its affiliates; or

(vi)	requiring you to be become based at any office or location more than the minimum number of miles required by the Internal Revenue Code for you to claim a moving expense deduction, from the office or location at which you were based immediately prior to such Change of Control, except for travel reasonably required in the performance of your responsibilities.

3.	Miscellaneous

(a)	In further consideration for these special severance and change of control benefits, and should an involuntary termination of your employment ever occur, the Company will expect your cooperation in transitioning your responsibilities, and will ask you, prior to the payment of any benefits, to sign a letter containing a release of claims and a reaffirmation of the attached Non-Competition, Non-Disclosure of Confidential Information and Commitment to Provide Assistance Agreement.

(b)	You acknowledge and agree that nothing contained in this agreement obligates the Company or any one of its affiliates (i) to employ you for any specific term or (ii) to grant you any short-term or long-term incentive awards under the plans and programs of the Company or any of its affiliates.

(c)	This agreement shall be governed by and construed in accordance with the laws of the State of North Carolina, without regard to the conflicts of law rules of such state.

     Please indicate your acceptance of the terms of this agreement by signing this agreement below and returning it to me. A copy will be provided to you.

REYNOLDS AMERICAN INC.

	By:	/s/ Ann A. Johnston

Ann A. Johnston
Executive Vice President
Human Resources

Accepted and agreed to as of this 7th day

of October , 2004

/s/ Susan M. Ivey
Employee Name

NON-COMPETITION, CONFIDENTIALITY,
AND COMMITMENT TO PROVIDE ASSISTANCE AGREEMENT

     This Agreement (the “Agreement”) is made and entered into as of the date set forth on the signature page hereto, between Reynolds American Inc., a North Carolina corporation, together with its divisions, subsidiaries and affiliates, and with an address of 401 North Main Street, Winston-Salem, North Carolina 27102-2990 (the “Company”), and the party designated as “Employee” on the signature page hereto (“Employee”).

     Recognizing that the success of the Company’s business depends to a considerable extent on the continuing good will of the Company, as well as the protection of patents, inventions, discoveries and information held or used by the Company, and recognizing that Employee may contribute to and/or have access to such matters, and in consideration for your retention by the Company [and the Company making certain severance and change of control protection benefits available to Employee,] the Company and Employee hereby agree as follows:

1. (a) Employee will keep in strict confidence, and will not, directly or indirectly, at any time during or after Employee’s employment with the Company, disclose, furnish, disseminate, make available or, except in the course of performing Employee’s duties of employment, use any trade secrets or confidential business and technical information of the Company or its customers or vendors, without limitation as to when or how Employee may have acquired such information. Such confidential information shall include, without limitation, the Company’s unique selling, manufacturing and servicing methods and business techniques, strategic business plans, product development or other proprietary product data, training, service and business manuals, promotional and marketing materials, training courses and other training and instructional materials, vendor and product information, customer and prospective customer lists, other customer and prospective customer information and other business information. Employee specifically acknowledges that all such confidential information, whether reduced to writing, maintained on any form of electronic media, or maintained in the mind or memory of Employee and whether compiled by the Company and/or Employee, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been made by the Company to maintain the secrecy of such information, that such information is the sole property of the Company and that any retention and use of such information by Employee during his or her employment with the Company (except in the course of performing his or her duties and obligations hereunder) or after the termination of his or her employment shall constitute a misappropriation of the Company’s trade secrets.

     (b) Employee agrees that upon termination of Employee’s employment with the Company, for any reason, Employee shall return to the Company, in good condition, all property of the Company, including without limitation, the originals and all copies of any materials which contain, reflect, summarize, describe, analyze or refer or relate to any items of information referred to in this Section

1. In the event that such items are not so returned, the Company will have the right to withhold any severance and change of control protection benefits to Employee.

2. At any time during or after the termination of Employee’s employment, Employee will not directly or indirectly attempt to disrupt, damage, impair or interfere with the Company’s business by raiding any of the Company’s employees or soliciting any of them to resign from their employment with the Company, or by disrupting the relationship between the Company and any of its consultants, agents, representatives or vendors. Employee acknowledges that this covenant is necessary to enable the Company to maintain a stable workforce and remain in business.

3. Employee acknowledges and agrees that, in the performance of Employee’s duties of employment, Employee will be brought into frequent contact with trade secrets and confidential information of the Company, and that this information has been developed by the Company through substantial expenditures of time, effort and money and constitutes valuable and unique property of the Company. Employee further understands and agrees that the foregoing makes it necessary for the protection of the business of the Company that Employee not compete with the Company during his or her employment and not compete with the Company for a reasonable period thereafter, as further provided in this Agreement.

4. While employed by the Company, Employee will not compete with the Company anywhere in the world. In accordance with this restriction, but without limiting its terms, while employed by the Company, Employee will not:

     (a) enter into or engage in any business that competes with the business of the Company;

     (b) solicit customers, business, patronage or orders for, or sell, any products or services in competition with, or for any business that competes with, the business of the Company;

     (c) divert, entice, or take away any customers, business, patronage or orders of the Company or attempt to do so; or

     (d) promote or assist, financially or otherwise, any person, firm, association, partnership, corporation or other entity engaged in any business that competes with the business of the Company.

5. For a period of two years following the termination of Employee’s employment, Employee will not:

     (a) enter into or engage in any business that competes with the Company’s business within the Restricted Territory (as defined below);

     (b) solicit customers, business, patronage or orders for, or sell, any products and services in competition with, or for any business, wherever located, that competes with, the Company’s business within the Restricted Territory;

     (c) divert, entice or otherwise take away any customers, business, patronage or orders of the Company within the Restricted Territory, or attempt to do so; or

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     (d) promote or assist, financially or otherwise, any person, firm, association, partnership, corporation or other entity engaged in any business that competes with the Company’s business within the Restricted Territory.

“Restricted Territory” shall be defined as and limited to (A) the United States of America and its territories and possessions; and (B) all of the specific customer accounts, whether within or outside of the Restricted Territory, with which Employee had any contact or for which Employee had any responsibility (either direct or supervisory) at the time of termination of his or her employment and at any time during the two-year period prior to such termination.

6. For the purposes of Sections 4 and 5, inclusive, but without limitation thereof, Employee will be in violation thereof if the Employee engages in any or all of the activities set forth therein directly as an individual on the Employee’s own account, or indirectly as a partner, joint venturer, employee, agent, salesperson, consultant, officer and/or director of any firm, association, partnership, corporation or other entity, or as a stockholder of any corporation in which Employee or the Employee’s spouse, child or parent owns, directly or indirectly, individually or in the aggregate, more than 5% of the outstanding stock.

7. For the purposes of this Agreement, the Company shall include any and all direct and indirect subsidiary, parent, affiliated, or related companies of the Company for which Employee worked or had responsibility at the time of termination of his or her employment and at any time during the two-year period prior to such termination.

8. If it shall be judicially determined that Employee has violated any of Employee’s obligations under Section 5, then the period applicable to each obligation that Employee shall have been determined to have violated shall automatically be extended by a period of time equal in length to the period during which such violation(s) occurred.

9. Employee acknowledges that Employee’s obligations under this Agreement are reasonable in the context of the nature of the Company’s business and the competitive injuries likely to be sustained by the Company if Employee were to violate such obligations.

10. (a) Employee will provide reasonable assistance and cooperation to the Company in activities related to the prosecution or defense of any pending or future lawsuits or claims involving the Company.

     (b) Employee will promptly notify the Company if Employee receives any requests from anyone other than an employee or agent of the Company for information regarding the Company which could reasonably be construed as being proprietary, non-public or confidential or if Employee becomes aware of any potential claim or proposed litigation against the Company.

     (c) Employee will refrain from providing any information related to any claim or potential litigation against the Company to any non-Company representatives without the Company’s written permission or being required to provide information pursuant to a legal process.

     (d) If required by law to provide sworn testimony regarding any matter related to the Company, Employee will consult with and have legal counsel designated by the Company present for such testimony. The Company will be responsible for the costs of such designated counsel, and Employee will bear no cost for same.

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     (e) If Employee is required by law to provide sworn testimony regarding any matter related to the Company, and if Employee requires legal counsel to represent and protect Employee’s interests (in addition to the Company’s designated legal counsel provided herein), the Company will reimburse Employee for any reasonable legal expenses (including, but not limited to, the costs of any attorney mutually acceptable to Employee and the Company, which acceptance by the Company shall not be unreasonably withheld) and other reasonable out-of-pocket expenses Employee may incur in relation to such testimony.

     (f) Employee will cooperate with the Company’s attorneys to assist in their efforts, especially on matters Employee has been privy to, holding all privileged attorney-client matters in strictest confidence unless ordered to do otherwise by a court of competent jurisdiction or a committee of the Congress of the United States or of a state legislature. Employee understands that he or she will be reimbursed for travel, food, lodging or similar out-of-pocket expense reasonably incurred at the request of the Company in discharging any of Employee’s legal obligations under this Section 10.

11. Employee acknowledges and agrees that the remedy at law available to the Company for breach of any of Employee’s obligations under this Agreement would be inadequate. Employee therefore agrees that, in addition to any other rights or remedies that the Company may have at law or in equity, temporary and permanent injunctive relief may be granted in any proceeding which may be brought to enforce any provision contained in this Agreement or refrain from making any severance or change of control protection benefits available to Employee, without the necessity of proof of actual damage.

12. No modification, waiver, amendment or addition to any of the terms of this Agreement shall be effective unless set forth in a writing signed by Employee and the Company. The failure of the Company to enforce any provision of this Agreement shall not be construed to be a waiver of such provision or of the right of the Company thereafter to enforce each and every provision hereof.

13. This Agreement is not assignable by either party without the prior written consent of the other, except that the Company may assign it to any assignee of or successor to substantially all of the business or assets of the Company or any direct or indirect subsidiary thereof.

     IN WITNESS WHEREOF, Employee, having read and fully understood each of the foregoing provisions, and the Company, have executed this Agreement as of the date set forth below.

REYNOLDS AMERICAN INC.

/s/ Susan M. Ivey	By:	/s/ Ann A. Johnston

EMPLOYEE (Signature)		(Signature)

Susan M. Ivey		Executive Vice President Human Resources

(Print name)		(Title)

Date:	October 7, 2004

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